Section 2: Ex-99.1 (Press Release dated July 31, 2013)

BRE PROPERTIES RESPONDS TO INVESTOR LETTER

July 31, 2013 (San Francisco) – BRE Properties, Inc. (NYSE:BRE), a leading owner, operator and developer of high-quality apartment communities in targeted growth markets in California and Seattle, confirmed that the Board of Directors received a letter early this morning from Land and Buildings expressing interest in BRE.

Land & Buildings had informally expressed an interest in BRE in mid-June, at which time BRE requested information about its capital sources. We have not received any response to those requests. As we understand it, Land and Buildings operates an investment fund with less than $200 million in total assets under management, which has neither the capital capacity nor demonstrated transaction experience to execute an acquisition of BRE. Accordingly, Land & Building’s proposal received today does not evidence a viable opportunity for the Company to consider.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 74 multifamily communities (totaling 21,126 homes) and has a joint venture interest in an additional apartment community (totaling 252 homes). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the Company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no obligation to update this information. For more details, refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.